Exhibit 4.2

FOUR SEASONS EDUCATION (CAYMAN) INC. Number Shares --Incorporated under the laws of the Cayman Islands Share capital is US$50,000 divided into 500,000,000 Ordinary Shares of a par value of US$0.0001 each THIS IS TO CERTIFY THAT is the registered holder of Shares in the above-named Company subject to the Memorandum and Articles of Association thereof. EXECUTED on behalf of the said Company on the day of 2017 by: DIRECTOR